Exhibit 99.1
eBay Appoints Brian Sharples to Board of Directors

New independent director brings proven technology expertise with decades of experience building and scaling category-defining companies

SAN JOSE, Calif., March 24, 2026 — eBay Inc. (Nasdaq: EBAY), a global commerce leader that connects millions of buyers and sellers around the world, today announced the appointment of Brian Sharples to its Board of Directors, effective March 20, 2026. Following Mr. Sharples’ appointment, eBay’s Board of Directors comprises 12 directors, 11 of whom are independent.

“We are delighted to welcome Brian to the Board of Directors,” said Paul Pressler, Chair of the Board, eBay. “His track record of building category-defining platforms, scaling global operations, and guiding innovative companies as an operator and board leader makes him uniquely qualified to help steer our next chapter of growth. Brian brings to eBay a deep understanding of technology-driven marketplaces, a disciplined approach to strategy, and a steadfast commitment to customers and shareholders that will strengthen our long-term value creation.”

Mr. Sharples co-founded HomeAway, Inc., a global online marketplace for vacation rentals, where he previously served as Chief Executive Officer and Chairman, and earlier was President and Chief Executive Officer of IntelliQuest Information Group, Inc., a supplier of marketing data and research to technology companies. Earlier in his career, Mr. Sharples was a consultant at Bain & Company and has since engaged in several entrepreneurial and investment activities. Mr. Sharples currently serves as Board Chair of GoDaddy, Inc., a technology company focused on serving small businesses, and as a member of the board of Ally Financial Inc., a leading digital financial services company. He has also served on the boards of Yelp Inc., Avalara, Inc., RetailMeNot, Inc. and Kayak, Inc. Mr. Sharples holds a B.A. in math and economics from Colby College and an MBA from the Stanford Graduate School of Business.

“I’m honored to join eBay’s Board of Directors, and excited to work alongside the existing board and leadership team to build on the company’s strong category leadership and current momentum,” said Brian Sharples. “I look forward to helping advance eBay’s strategy, deepening its customer focus, and driving sustainable, long-term value for shareholders.”

About eBay

eBay Inc. (Nasdaq: EBAY) is a global commerce leader that connects people and builds communities to create economic opportunity for all. Our technology empowers millions of buyers and sellers in more than 190 markets around the world, providing everyone the opportunity to grow and thrive. Founded in 1995 in San Jose, California, eBay is one of the world's largest and most vibrant marketplaces for discovering great value and unique selection. In 2025, eBay enabled nearly $80 billion of gross merchandise volume. For more information about the company and its global portfolio of online brands, visit www.ebayinc.com.